EXHIBIT 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT, dated as of April 13, 2017 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated as of January 30, 2016, by and between Abbott Laboratories, an Illinois corporation (“Parent”) and Alere Inc., a Delaware corporation (the “Company”), is made by and among Parent, the Company and Angel Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and together with Parent and the Company, the “Parties”).
WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 8.02 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into this Amendment.
NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:
Section 1.          Definitions.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.
Section 2.          Amendments to Agreement.
2.1          Section 2.01(c) of the Agreement is hereby amended by replacing the words “$56.00 per share, without interest” with the words “$51.00 per share, without interest”.
2.2          The introduction to Article III of the Agreement is hereby amended by replacing the words “the date hereof” with the words “the Amendment Effective Date” and by adding the words “or (C) known by Parent or any of its Representatives prior to the Amendment Effective Date (including in connection with the Merger Litigation or any request made pursuant to Section 5.05)” to the end thereof.
2.3          Section 3.03(b) of the Agreement is hereby amended and restated in its entirety as follows:
“On or prior to the Amendment Effective Date, the Board of Directors of the Company, at a meeting duly called and held, adopted resolutions (i) approving and declaring advisable and in the best interests of the Company and its stockholders, the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (ii) directing that the Company submit the adoption of this Agreement to a vote at a meeting of the holders of Company Common Stock in accordance with the terms of this Agreement and (iii) recommending that the holders of the Company Common Stock adopt this Agreement (such recommendation, the “Company Board Recommendation”), in each case, as amended by the Amendment and which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.”

2.4          The second and third sentences of Section 5.04 of the Agreement are hereby amended and restated in their entirety as follows:
“The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”) and the initial press release to be issued with respect to the Transactions following execution of the Amendment shall be in the form attached hereto as Exhibit B (the “Amendment Announcement”).  Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or Parent (a) which is consistent with the Announcement, the Amendment Announcement and the terms of this Agreement and does not contain any information relating to the Company or the Transactions that has not been previously announced or made public in accordance with the terms of this Section 5.04 or (b) is made in the ordinary course of business and does not relate to this Agreement or the transactions contemplated by this Agreement.
2.5          Section 5.08(a) of the Agreement is hereby amended by (i) replacing the words “December 31, 2017” with the words  “the first anniversary of the Effective Time,” (ii) replacing the words “2017 long-term incentive award” with the words “2018 long-term incentive award,” and (iii) deleting the words “greater of (A)” and deleting cause (B).
2.6          Section 5.11(b) of the Agreement is hereby amended and restated in its entirety as follows:
“(b)          Immediately following the execution and delivery of the Amendment, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement (as amended by the Amendment) in accordance with the DGCL.”
2.7          The first sentence of Section 5.16(a) of the Agreement is hereby amended and restated in its entirety as follows:
“As promptly as reasonably practicable after the Amendment Effective Date, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC.”
2.8          Section 5.16 of the Agreement is hereby amended by adding a new Section 5.16(c) to read as follows:
“(c)          The parties hereto hereby acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, from and after the Amendment Effective Date, all references to the Company Stockholders’ Meeting, the Company Stockholder Approval and the Proxy Statement shall be deemed (i) to relate to the adoption of this Agreement and the approval of the Transactions, in each case, as amended by the Amendment and (ii) not to relate to the adoption of this Agreement or the approval of the Transactions (in each case without regard to the Amendment) that occurred prior to the Amendment Effective Date.”
2

2.9          Section 7.01(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:
“(i)          if the Effective Time shall not have occurred on or prior to September 30, 2017 (as such date may be extended pursuant to Section 8.08, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement on or after August 25, 2016 has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or prior to September 30, 2017 (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);”
2.10          The last sentence of Section 7.03(a) of the Agreement is hereby amended and restated in its entirety as follows:
“As used herein, “Company Termination Fee” shall mean a cash amount equal to $161,000,000.”
2.11          The notice addresses for the Company in Section 8.10 of the Agreement are hereby amended and restated in their entirety as follows:
“If to the Company, to it at:

Alere Inc.
51 Sawyer Road, Suite 200,
Waltham, Massachusetts, 02453
Attention:  General Counsel
Facsimile:  (781) 647-3939

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:  Scott A. Barshay, Esq.
Ross A. Fieldston, Esq.
Facsimile: 212-757-3990

and

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:  O. Keith Hallam III, Esq.
3

Facsimile:  212-474-3700”

2.12          Section 8.12(a) of the Agreement is hereby amended by adding the following defined terms in alphabetical order:
“Amendment” means the Amendment, dated as of the Amendment Effective Date, to this Agreement, by and among Parent, the Company and Merger Sub.
“Amendment Effective Date” means April 13, 2017.
“Merger Litigation” means the litigation between the parties hereto prior to the Amendment Effective Date relating to this Agreement.
2.13          The defined term “Material Adverse Effect” in Section 8.12(a) of the Agreement is hereby amended by adding the words “Notwithstanding the foregoing, no matter set forth in the Company Disclosure Letter or in the Filed SEC Documents or of which Parent or any of its Representatives was made aware prior to the Amendment Effective Date (including in connection with the Merger Litigation or any request made pursuant to Section 5.05), and no effect, change, event or occurrence arising out of, or resulting from, any such matter, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur” to the end thereof.
2.14          The Agreement is hereby amended by adding the press release attached to this Amendment as Exhibit 1 as Exhibit B to the Agreement.
Section 3.          Representations and Warranties.
3.1          The Company hereby represents and warrants to Parent and Merger Sub as follows: The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the board of directors of the Company.  This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
3.2          Parent and Merger Sub each hereby represents and warrants to the Company as follows: Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Parent and Merger Sub. This Amendment has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of Parent
4

and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.          General Provisions.
4.1          All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.
4.2          After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment, all references in the Company Disclosure Letter or the Parent Disclosure Letter to “the Agreement” shall refer to the Agreement as amended by this Amendment. All references in the Agreement, the Company Disclosure Letter or the Parent Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to January 30, 2016.
4.3          This Amendment and the Agreement (including the Schedules and Exhibits hereto and thereto and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the Settlement Agreement, dated as of April 13, 2017, by and between Parent and the Company, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.
4.4          The provisions of Article VIII (Miscellaneous) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]
5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.
ABBOTT LABORATORIES,

By:	/s/ Brian J. Blaser
Name: Brian J. Blaser
Title: EVP, Diagnostics Products

ANGEL SUB, INC.,

By:	/s/ Brian J. Blaser
Name: Brian J. Blaser
Title: President

ALERE INC.,

By:	/s/ Namal Nawana
Name: Namal Nawana
Title: Chief Executive Officer

Exhibit 1

Press Release

News Release

Abbott and Alere Amend Terms of Merger Agreement

ABBOTT PARK, Ill. and WALTHAM, Mass., April 14, 2017 — Abbott and Alere Inc. announced today that the companies have agreed to amend the existing terms of their agreement for Abbott's acquisition of Alere.

Under the amended terms, Abbott will pay $51 per common share to acquire Alere, for a new expected equity value of approximately $5.3 billion, reduced from the originally expected equity value of approximately $5.8 billion.

The transaction is expected to close by the end of the third quarter of 2017, subject to the approval of Alere shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals.

Under the amended terms, the date by which necessary regulatory approvals must be received has been extended to Sept. 30, 2017, from April 30, 2017. Additionally, the companies have agreed to dismiss their respective lawsuits.

On Feb. 1, 2016, Abbott and Alere announced a definitive agreement for Abbott to acquire Alere, the global leader in point of care diagnostics, which will significantly expand Abbott's global diagnostics presence and leadership.

Point of care testing is a $5.5 billion segment and one of the fastest growing in vitro diagnostics segments, in part because many health care systems are increasing their reliance on these technologies to inform patient care decisions because of their ease of use, speed and accuracy.

About Alere
Alere believes that when diagnosing and monitoring health conditions, Knowing now matters™. Alere delivers reliable and actionable information by providing rapid diagnostic tests, enhancing clinical and economic healthcare outcomes globally. Headquartered in Waltham, Mass., Alere focuses on rapid diagnostics for cardiometabolic disease, infectious disease and toxicology.                 For more information on Alere, please visit www.alere.com.

About Abbott
Abbott is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 94,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Alere by Abbott.  In connection with the proposed acquisition, Alere intends to file relevant materials with the United States Securities and Exchange Commission (the "SEC"), including Alere's proxy statement in preliminary and definitive form. Stockholders of Alere are urged to read all relevant documents filed with the SEC, including Alere's proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC's website at www.sec.gov, or free of charge from Alere at http://www.alere.com/en/home/investor-relations/sec-filings-and-financials.html or by directing a request to Juliet Cunningham, vice president, Alere Investor Relations at 858-805-2232 or ir@alere.com.

Participants in the Solicitation
Alere and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be "participants" in the solicitation of proxies from stockholders of Alere in favor of the proposed transaction. Information about Alere's directors and executive officers is set forth in Alere's Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on Nov. 7, 2016, and its Annual Report on Form 10-K, for the fiscal year ended Dec. 31, 2015, which was filed with the SEC on Aug. 8, 2016. Information concerning the interests of Alere's participants in the solicitation, which may, in some cases, be different than those of Alere's stockholders generally, is set forth in the materials filed by Alere with the SEC, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Alere Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of important factors could cause actual results of Alere and its subsidiaries to differ materially from those indicated by such forward-looking statements, including the risk that the proposed merger with Abbott may not be completed, the failure to receive the required stockholder approval or regulatory approvals of the proposed merger, the risk factors detailed in Part I, Item 1A, "Risk Factors," of our Annual Report on Form 10-K, for the fiscal year ended Dec. 31, 2015 (as filed with the SEC on Aug. 8, 2016) and other risk factors identified from time to time in our periodic filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this communication. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Private Securities Litigation Reform Act of 1995
Abbott Caution Concerning Forward-Looking Statements
Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Item 1A, "Risk Factors," to Abbott's Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2016, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Media: Scott Stoffel, +1 (224) 668-5201 Abbott Financial: Scott Leinenweber, +1 (224) 668-0791 Michael Comilla, +1 (224) 668-1872	Alere Media: Jackie Lustig, pr@alere.com +1 (781) 314-4009 Alere Financial: Juliet Cunningham, ir@alere.com +1 (858) 805-2232

###